Exhibit 99.1

                   Forest Oil Announces Third Quarter Results
             Including Continued Cost Control and Drillbit Success


    DENVER--(BUSINESS WIRE)--Nov. 8, 2006--Forest Oil Corporation
(NYSE: FST):

    -- Third quarter earnings were $76.9 million or $1.24 per share including $47.2 million of net unrealized gains, adjusted earnings were $29.7 million or $.48 per share

    -- 17% year-over-year production growth (13% organic) with positive fourth quarter momentum

    -- Record production on "Big Three" assets (Buffalo Wallow, Wild River and Cotton Valley)

    --  Remainco per unit production cost decrease of 5% from 2005

    --  Early success at Katy and Ansell

    -- Reorganized Alaska Cook Inlet portfolio to potentially allow for a $350 million non-recourse distribution to Forest

    Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2006. The Company reported the following highlights:

    -- Forest's net sales volumes were 313 MMcfe/d, an increase of 17% compared to 2005 Remainco

    -- Discretionary cash flow was $112 million, an increase of 1% compared to 2005 Remainco

    -- Adjusted EBITDA was $133 million, an increase of 9% compared to 2005 Remainco

    H. Craig Clark, President and CEO, stated, "Forest has continued to increase year-over-year production in its major properties, and keep costs flat in a rising price environment. We have seen great success in our cornerstone "Big Three" properties, with combined production up to a record 93 MMcfe/d for the third quarter, increasing 11% sequentially, along with plays outside of the "Big Three" such as Katy and Ansell. As we continue to exploit these plays we also maintain our focus on cost control. Further, updated reserve estimates indicate solid results in our investments made in 2006. We are experiencing similar all-in FD&A costs to 2005 which we believe is better than industry trends."

             DISCUSSION OF THIRD QUARTER PRO FORMA RESULTS

    The following discussion compares Forest's third quarter results in 2006 to 2005 pro forma adjusted for the spin-off ("Spin-off") of its Gulf of Mexico operations and subsequent merger of those operations with a subsidiary of Mariner Energy, Inc. on March 2, 2006 and includes non-GAAP measures. See "Non-GAAP Financial Measures" below for further information. We refer to the portion of Forest not included in the Spin-off as "Remainco" and the Spin-off properties as "Spinco." When we refer to "Total Company" or "Forest" we mean Remainco or, for the time prior to the Spin-off, Remainco and Spinco added together.

    For the quarter ended September 30, 2006, Forest had net earnings of $76.9 million or $1.24 per basic share. This amount is an increase of 463% compared to Remainco's pro forma net earnings of $13.7 million or $.22 per basic share in the corresponding period in 2005. The net earnings in the third quarter of 2006 were affected by net unrealized gains on derivative instruments and foreign currency exchange effects of $77.1 million ($47.2 million net of tax). Without the effect of the net unrealized gains, Forest's net earnings would have been $29.7 million or $.48 per basic share. This amount compares to Remainco's pro forma net earnings of $35.3 million or $.57 per basic share in the corresponding 2005 period computed on a comparable basis excluding unrealized losses on derivative instruments of $34.9 million ($21.6 million net of tax). Adjusted earnings in the third quarter of 2006 decreased against the same period in the prior year primarily as a result of lower natural gas prices and higher production, depreciation and depletion and interest expense.

    For the three months ended September 30, 2006, Forest's oil and gas sales volumes increased to 313 MMcfe/d or 17% over Remainco's 267 MMcfe/d in the corresponding period in 2005. The following table sets forth Forest's sales data for the three and nine months ended September 30, 2006 and 2005 displayed for both Remainco and Spinco:



                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                  ------------------ -----------------
                                    2006     2005      2006     2005
                                  --------- -------- --------- -------
DAILY VOLUMES
Daily natural gas sales volumes
 (MMcf):
United States                        117.9     91.4     115.9    90.9
Canada                                66.0     52.4      65.1    50.1
                                  --------- -------- --------- -------
 Total Remainco                      183.9    143.8     181.0   141.0

 Spinco                                  -    124.4      23.4   151.8
                                  --------- -------- --------- -------
  Total                              183.9    268.2     204.4   292.8
                                  ========= ======== ========= =======

Daily oil and condensate sales
 volumes (MBbls):
United States                         13.7     14.3      13.9    14.8
Canada                                 2.0      2.2       2.0     2.3
                                  --------- -------- --------- -------
 Total Remainco                       15.7     16.5      15.9    17.1

 Spinco                                  -      5.7       0.7     6.8
                                  --------- -------- --------- -------
  Total                               15.7     22.2      16.6    23.9
                                  ========= ======== ========= =======

Daily natural gas liquids sales
 volumes (MBbls):
United States                          4.7      3.1       4.1     3.0
Canada                                 1.1      1.1       1.1     1.2
                                  --------- -------- --------- -------
 Total Remainco                        5.8      4.2       5.2     4.2

 Spinco                                  -      1.6       0.3     2.3
                                  --------- -------- --------- -------
  Total                                5.8      5.8       5.5     6.5
                                  ========= ======== ========= =======

Equivalent daily sales volumes
 (MMcfe):
United States                        228.3    195.0     223.6   197.8
Canada                                84.6     72.4      84.0    71.1
                                  --------- -------- --------- -------
 Total Remainco                      312.9    267.4     307.6   268.9

 Spinco                                  -    168.4      29.4   206.2
                                  --------- -------- --------- -------
  Total                              312.9    435.8     337.0   475.1
                                  ========= ======== ========= =======


    Forest's oil and gas sales revenue increased 16% during the third quarter of 2006 to $200.9 million compared to Remainco's $173.8 million in 2005. The increase was the result of increased sales volumes. The following table reflects sales price information for the three months ended September 30, 2006 and 2005 displayed for both Remainco and Total Company:



                                          Remainco      Total Company
                                      ---------------- ---------------
                                      Three Months Ended September 30,
                                      --------------------------------
                                       2006     2005    2006    2005
                                      -------- ------- ------- -------
NATURAL GAS (per Mcf except NYMEX):
NYMEX (per MMBtu)                       $6.58    8.46    6.58    8.46

Sales price                             $5.19    7.07    5.19    7.82
Effects of energy derivatives (1)        0.15   (0.65)   0.15   (1.49)
                                      -------- ------- ------- -------
 Average sales price                    $5.34    6.42    5.34    6.33

 Average natural gas differential       $1.39    1.39    1.39    0.64

LIQUIDS (per Bbl):
OIL AND CONDENSATE:
NYMEX                                  $70.54   63.16   70.54   63.16

Sales price                            $66.15   58.78   66.15   58.92
Effects of energy derivatives (1)       (3.24)  (8.33)  (3.24) (13.49)
                                      -------- ------- ------- -------
 Average sales price                   $62.91   50.45   62.91   45.43

NATURAL GAS LIQUIDS:
Sales price                            $36.66   32.83   36.66   32.95

LIQUIDS SUMMARY (per Bbl):
Sales price                            $58.24   53.52   58.24   53.52
Effect of energy derivatives (1)        (2.37)  (6.64)  (2.37) (10.69)
                                      -------- ------- ------- -------
 Average sales price                   $55.87   46.88   55.87   42.83

 Average liquids differential          $12.30    9.64   12.30    9.64


    (1) For 2006, this represents amortization of hedging gains and losses as the result of electing to discontinue hedge accounting in March 2006. As such, this does not include realized and unrealized gains and losses on derivative instruments. For 2005, this reflects the effects of using cash flow hedge accounting on qualifying derivative instruments.

    Forest's per-unit oil and gas production expense decreased 5% to $1.71 per Mcfe in 2006 from Remainco's $1.80 per Mcfe in the same period in 2005.

    Forest's lease operating expense (LOE) increased 17% to $35.0 million for the quarter ended September 30, 2006 from Remainco's $30.0 million for the corresponding period in 2005. However, on a per-unit basis, LOE decreased 1% to $1.21 per Mcfe in 2006 from Remainco's $1.22 per Mcfe in the same period in 2005.

    Forest's production and property taxes decreased 12% to $9.0 million during the third quarter of 2006 compared to Remainco's $10.2 million during the third quarter of 2005. The decrease was primarily attributable to severance tax incentive credits in Texas. As a percentage of oil and natural gas revenue, excluding hedging gains and losses, production and property taxes for the three months ended September 30, 2006 for Forest were 4.4% and in the comparable period of 2005 were 5.3% for Remainco. The decreased rate was primarily the result of severance tax incentive credits in Texas. The components of oil and gas production expense attributable to Remainco were as follows for the three months ended September 30, 2006 and 2005:



                                  Three Months Ended September 30,
                               ---------------------------------------
Remainco                         2006     Per Mcfe   2005    Per Mcfe
                               ---------- --------- -------- ---------
                               (In thousands, except per-unit amounts)
Direct operating expense and
 overhead                        $31,382      1.09   26,578      1.08
Workovers                          3,581      0.12    3,391      0.14
                               ---------- --------- -------- ---------
Lease operating expense           34,963      1.21   29,969      1.22

Production and property taxes      8,974      0.31   10,249      0.42
Transportation costs               5,494      0.19    3,974      0.16
                               ---------- --------- -------- ---------

 Total                           $49,431      1.71   44,192      1.80
                               ========== ========= ======== =========


    Forest's general and administrative expense increased 12% to $10.5 million for the quarter ended September 30, 2006 compared to $9.4 million for Remainco for the corresponding period in 2005. The increase primarily resulted from non-cash stock-based compensation expense in the third quarter of 2006 of $1.6 million compared to $.1 million in 2005. The increase in stock-based compensation expense was offset by decreased salaries and wages as a result of fewer employees following the Spin-off. On a per-unit basis without regard to stock-based compensation, general and administrative expense decreased 18% from $.38 per Mcfe in 2005 to $.31 per Mcfe in 2006.

    Forest's depreciation and depletion ("DD&A") rate was $2.17 per Mcfe in the third quarter of 2006 compared to $2.08 per Mcfe for Remainco in the corresponding period in 2005. The increase reflects acquisition costs in 2006 at higher than historical DD&A rates.

                          CAPITAL ACTIVITIES

    In the third quarter of 2006, Forest invested $187 million in exploration and development and acquisition activities. The following table summarizes these capital expenditures (in millions):



                                   U.S.    Canada  International Total
                                 --------- ------- ------------- -----
Exploration and development          $121      43             1   165
Acquisitions                           22       -             -    22
                                 --------- ------- ------------- -----

Total                                $143      43             1   187
                                 ========= ======= ============= =====


    For the nine months ended September 30, 2006, Remainco invested $763 million in exploration and development and acquisition activities. The following table summarizes these capital expenditures (in millions):



                                   U.S.    Canada  International Total
                                 -------- -------- ------------- -----
Exploration and development         $328      118             6   452
Acquisitions                         311        -             -   311
                                 -------- -------- ------------- -----

Total                               $639      118             6   763
                                 ======== ======== ============= =====


                              DERIVATIVES

    Forest currently has derivatives in place for the remainder of 2006 and 2007 covering the aggregate average daily volumes and weighted average prices shown below. The following is a complete detail of all derivatives Forest has in place in 2006 and 2007 as of November 6, 2006:



                                                Remainder of
                                                    2006       2007
                                                ------------ ---------
Natural gas swaps:
Contract volumes (Bbtu/d)                            10.0(1)     20.0
Weighted average price (per MMBtu)                    $5.51     $8.10

Natural gas collars:
Contract volumes (Bbtu/d)                              50.0    35.0(2)
Weighted average ceiling price (per MMBtu)           $11.88    $11.70
Weighted average floor price (per MMBtu)              $7.43     $8.76

Oil swaps:
Contract volumes (MBbls/d)                            7.5(2)      3.5
Weighted average price (per Bbl)                     $51.18    $73.16

Oil collars:
Contract volumes (MBbls/d)                            5.5(2)      4.0
Weighted average ceiling price (per Bbl)             $65.87    $87.18
Weighted average floor price (per Bbl)               $46.73    $65.81


    (1) Represents volumes associated with Forest's acquisition activities.

    (2) 15.0 of the 35.0 Bbtu/d of natural gas collars and 5.0 of the
13.0 MBbls/d of oil swaps and collar volumes are associated with Forest's acquisition activities.

    The Company also has the following natural gas basis protection swaps in place:



                            NGPL TX/OK          Houston Ship Channel
                      ----------------------- ------------------------
                      Contract                 Contract
                       Volumes   NYMEX less     Volumes   NYMEX less
                       (Bbtu/d)   (per MMbtu)   (Bbtu/d)   (per MMbtu)
                      ----------------------- ------------------------
                2006          -           $-           -           $-
                2007       15.0         0.50        10.0         0.35


                      OPERATIONAL PROJECT UPDATE

    Western Business Unit

    Buffalo Wallow Area, Texas Panhandle (66-100% WI) - During the third quarter a total of 15 wells were drilled at a 100% success rate with current net production increasing to a record 39 MMcfe/d. Our second best well to date was drilled which had initial sales of 7.3 MMcfe/d. During the quarter an additional 8,300 gross acres were leased bringing our total gross acreage in this area to 45,400 acres. Additional locations have already been identified on a portion of these new lands.

    Greater Vermejo/Haley Area, West Texas (42-100% WI) - One re-entry was added in the third quarter at a rate of 2.5 MMcfe/d and one additional re-entry is planned by year-end. Forest added 1,200 gross acres in the third quarter bringing our total to approximately 45,200 gross acres. A 153 square mile 3-D seismic survey has been initiated and will be completed in mid-2007. In addition, Forest is in the process of purchasing an additional 480 square miles of 3-D seismic.

    Central Midland Basin, West Texas (50-100% WI) - A total of 11 wells were completed at a 100% success rate in the third quarter.
Initial rates ranged from 28 to 189 Bbls/d on the shallow oil program.

    Southern Business Unit

    Katy Field, Waller, Harris and Ft. Bend Counties, Texas (54% WI) - Forest took over complete operatorship on August 1, 2006 increasing gross production from 13 MMcfe/d in the first half of 2006 to 17 MMcfe/d currently. Since taking over operations, Forest has conducted pressure surveys on 71 shut-in wells and cased hole logging operations on 17 wells to identify additional reactivation, workover and recompletion candidates. Test compressors were also employed to evaluate compression needs for late 2006 and early 2007. Artificial lift optimization has been done on 17 wells. A six well shallow Frio drilling program is planned for the fourth quarter along with two deeper Wilcox tests. Our working interest was increased from 52% to 54% as a result of a property trade in the third quarter.

    East Texas Cotton Valley Area, Rusk, Panola and Harrison Counties, Texas (52 - 100% WI) - A total of 10 wells were drilled in the third quarter at a 100% success rate with net production increasing in this area to a record 18 MMcfe/d. Initial rates ranged from .8 to 2.3 MMcfe/d. As a result of new processing and gathering contracts, new facilities and pipelines are expected to be completed by year-end which will allow for lower line pressure and higher natural gas liquids recoveries.

    South Louisiana (22 - 100% WI) - A development well in the West White Lake Field came on line at 5.1 MMcfe/d while a recompletion program at Sweet Lake yielded 2.7 MMcfe/d during the third quarter. Gas exploration drilling has resumed on our Sabine prospect as well as additional 3-D seismic acquisitions.

    Barnett Shale, Hill, Erath and Hamilton Counties, Texas (50 - 100%
WI) - The first horizontal drilling well was commenced in the third quarter. Barnett Shale pay was logged in the vertical pilot hole before being plugged back for horizontal operations. An additional well is planned by year-end.

    Canada Business Unit

    Wild River Area, Alberta, Canada (25 - 100% WI) - Activity resumed in the third quarter following spring road bans. A total of 9 wells were drilled at a 100% success rate with net production increasing in the area to a record 36 MMcfe/d. During the quarter, the Wild River 5-30 well tested 8 MMcfe/d and the Wild River 12-35 tested 6 MMcfe/d. These are the best wells drilled to date in the area and benefited from recent completion optimization.

    Sundance/Ansell Area, Alberta, Canada (50% WI) - Two additional exploration wells were successfully completed. The Ansell 8-27 tested
7.2 MMcfe/d and the Ansell 2-3 tested 1.6 MMcfe/d. The Ansell 8-27 is the best well to date in this program with offset locations identified. Two additional wells are planned by year-end. Our gross acreage position in this area is 23,000 acres.

    Hinton Area, Alberta Foothills, Canada (50% WI) - Two exploratory wells have been drilled with the first coming on-stream at 2.0 MMcfe/d while the second is waiting on completion. Additional drilling will commence in early 2007. Along with our partners, our gross acreage position has increased to 9,000 acres.

    Waterton Area, Alberta Foothills, Canada (12% WI) - Two deep exploration wells are currently being drilled on the newly formed
Waterton West Carbondale Unit.

    Copton/Palliser/Narraway Areas, Alberta Foothills, Canada (50% WI)
- The West Narraway pipeline work will be started in the fourth quarter following freeze-up to tie in the Narraway 13-2 (4.8 MMcfe/d) and the Narraway 12-34 (1.0 MMcfe/d). Winter drilling will commence in the fourth quarter.

                             2006 GUIDANCE

    Forest last updated its 2006 guidance on September 5, 2006. The following is made subject to all of the cautionary statements and limitations contained in Forest's August 7, 2006 press release. Given those statements and limitations as well as the limitations discussed in the Forward-Looking Statements section below, the 2006 guidance components are updated in the following respects:

    Guidance Update

    Gas Differentials. Based on current market prices, we estimate that our fourth quarter 2006 gas price differential from NYMEX will be between $1.10 and $1.40 per Mcf.

    Liquids Differentials. Based on current market prices, we estimate that our fourth quarter 2006 liquids price differential from NYMEX will be between $11.00 and $14.00 per Bbl.

                               PRO FORMA

    Forest presents pro forma statements of operations for Remainco. The following unaudited pro forma statements of operations of Forest present the operating results of Remainco for the three months ended September 30, 2006 and 2005 giving pro forma effect to the Spin-off.

    The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Remainco would actually have been had the transaction occurred at the beginning of each period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Remainco are based on available information and certain assumptions that management believes are reasonable. Management believes this information allows for a more comprehensive comparison of Remainco's results in 2006 and 2005.




                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

               For the Three Months Ended For the Three Months Ended
                   September 30, 2006          September 30, 2005
               -------------------------------------------------------
                          Spinco                     Spinco
                Remainco    (1)   Total    Remainco     (1)    Total
               ---------- ------ -------- ---------- -------- --------
                      (In thousands, except per share amounts)
Revenue:
Oil and gas
 sales          $200,920      -  200,920  173,760(a)  92,390  266,150
Marketing,
 processing,
 and other         1,919      -    1,919    2,086(a)       -    2,086
               ---------- ------ -------- ---------- -------- --------
 Total revenue   202,839      -  202,839    175,846   92,390  268,236

Operating
 expenses:
Production
 expense          49,431      -   49,431   44,192(a)  22,895   67,087
General and
 administrative   10,548      -   10,548    9,383(b)     464    9,847
Depreciation
 and depletion    62,505      -   62,505   51,051(c)  39,978   91,029
Accretion of
 asset
 retirement
 obligations       1,226      -    1,226    1,387(d)   2,965    4,352
Impairment and
 other                 -      -        -        422    3,580    4,002
               ---------- ------ -------- ---------- -------- --------
 Total
  operating
  expenses       123,710      -  123,710    106,435   69,882  176,317
               ---------- ------ -------- ---------- -------- --------
  Earnings from
   operations     79,129      -   79,129     69,411   22,508   91,919
               ---------- ------ -------- ---------- -------- --------

Other income
 and expense:
Interest
 expense          19,122      -   19,122   13,646(e)   2,018   15,664
Unrealized
 (gains) losses
 on derivative
 instruments,
 net             (77,914)     -  (77,914)  34,890(f)  37,205   72,095
Realized losses
 (gains) on
 derivative
 instruments,
 net              12,883      -   12,883       74(g)     (36)      38
Other (income)
 expense, net       (184)     -     (184)       469     (128)     341
               ---------- ------ -------- ---------- -------- --------
 Total other
  income and
  expense        (46,093)     -  (46,093)    49,079   39,059   88,138
               ---------- ------ -------- ---------- -------- --------

  Earnings
   before
   income taxes  125,222      -  125,222     20,332  (16,551)   3,781

Income tax
 expense
 (benefit)        48,288      -   48,288    6,673(h)  (6,157)     516
               ---------- ------ -------- ---------- -------- --------
  Net earnings
   (loss)        $76,934      -   76,934     13,659  (10,394)   3,265
               ========== ====== ======== ========== ======== ========

Weighted
 average number
 of common
 shares
 outstanding:
Basic             62,250          62,250     61,946            61,946
               ==========        ======== ==========          ========
Diluted           63,484          63,484     63,140            63,140
               ==========        ======== ==========          ========

Basic net
 earnings per
 common share      $1.24            1.24       0.22              0.05
               ==========        ======== ==========          ========

Diluted net
 earnings per
 common share      $1.21            1.21       0.22              0.05
               ==========        ======== ==========          ========


    (1) Forest's offshore assets were spun-off and merged with Mariner on March 2, 2006; therefore, there are no Spinco operations or expenses associated with Forest in the third quarter of 2006.

    (a) To allocate revenue and production expense directly attributable to the oil and gas operations of Remainco and Spinco.

    (b) To allocate salaries and other direct general and administrative expenses attributable to Remainco and Spinco. The Spinco allocation includes only general and administrative costs directly related to Forest's offshore Gulf of Mexico operations. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance and accounting which occurred subsequent to the Spin-off.

    (c) To allocate depreciation and depletion to give effect to the reduction in Remainco's consolidated full cost pool and a reduction in production volumes.

    (d) To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Remainco and Spinco.

    (e) To allocate interest expense to give effect to the repayment of a portion of Forest's outstanding credit facilities using the approximate $200 million in proceeds received from Spinco at the time of the Spin-off.

    (f) To allocate unrealized (gains) losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (g) To allocate realized losses (gains) on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (h) To allocate income tax expense (benefit) to Remainco and Spinco based on Forest's effective deferred federal and state tax rates.

                      NON-GAAP FINANCIAL MEASURES

    In addition to net income determined in accordance with generally accepted accounting principles ("GAAP"), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest's ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

    In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense, unrealized (gains) losses on derivative instruments, net, unrealized foreign currency exchange losses, interest expense, accretion of asset retirement obligations, depreciation and depletion, and stock-based compensation. Forest further presents discretionary cash flow, which consists of adjusted EBITDA minus interest expense, current income tax, and other non-cash items. Management uses adjusted EBITDA and discretionary cash flow as measures of operational performance. Adjusted EBITDA and discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to discretionary cash flow (in thousands):



                                       Remainco        Total Company
                                  ------------------ -----------------
                                    Three Months Ended September 30,
                                  ------------------------------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Net earnings                       $76,934   13,659   76,934    3,265
Income tax expense                  48,288    6,673   48,288      516
Unrealized (gains) losses on
 derivative instruments, net       (77,914)  34,890  (77,914)  72,095
Unrealized foreign currency
 exchange losses                       766        -      766        -
Interest expense                    19,122   13,646   19,122   15,664
Accretion of asset retirement
 obligations                         1,226    1,387    1,226    4,352
Depreciation and depletion          62,505   51,051   62,505   91,029
Stock-based compensation             1,573      144    1,573      144
                                  --------- -------- -------- --------
 Adjusted EBITDA                   132,500  121,450  132,500  187,065

Interest expense                   (19,122) (13,646) (19,122) (15,664)
Current income tax                     743      203      743      203
Other non-cash items                (2,613)   2,387   (2,613)   2,387
                                  --------- -------- -------- --------
 Discretionary cash flow          $111,508  110,394  111,508  173,991
                                  ========= ======== ======== ========


    Forest further presents discretionary cash flow on an historical basis, which consists of net cash provided by operating activities excluding changes in accounts receivable, other current assets, accounts payable, and accrued interest and other current liabilities. Forest further presents adjusted EBITDA, which consists of discretionary cash flow plus interest expense, current income tax, and other non-cash items. Management uses these measures to assess the Company's ability to generate cash to fund exploration and development activities. Management interprets trends in these measures in a similar manner as it interprets trends in cash flow and liquidity. Discretionary cash flow and adjusted EBITDA should not be considered as an alternative to net cash flow provided by operating activities presented in accordance with GAAP (in thousands):



                                                      Total Company
                                                    ------------------
                                                    Three Months Ended
                                                       September 30,
                                                    ------------------
                                                      2006     2005
                                                    --------- --------
Net cash provided by operating activities           $149,464  193,009

Changes in operating assets and liabilities:
Accounts receivable                                  (14,904)  21,390
Other current assets                                   4,133    5,280
Accounts payable                                     (18,101) (34,894)
Accrued interest and other current liabilities        (9,084) (10,794)
                                                    --------- --------
 Discretionary cash flow                             111,508  173,991

Interest expense                                      19,122   15,664
Current income tax                                      (743)    (203)
Other non-cash items                                   2,613   (2,387)
                                                    --------- --------
 Adjusted EBITDA                                    $132,500  187,065
                                                    ========= ========


                          TELECONFERENCE CALL

    Forest Oil Corporation management will hold a teleconference call on Thursday, November 9, 2006, at 12:00 p.m. MT to discuss the items described in this press release. If you would like to participate please call 800-399-6298 (for U.S./Canada) and 706-634-0924 (for
International) and request the Forest Oil teleconference (ID #
9784416).

    A replay will be available from Thursday, November 9, 2006 through November 16, 2006. You may access the replay by dialing toll-free
800-642-1687 (for U.S./Canada) and 706-645-9291 (for International),
conference ID # 9784416.

                      FORWARD-LOOKING STATEMENTS

    This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation in the cost of or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

    Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.




                        FOREST OIL CORPORATION
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                            September 30, December 31,
                                                 2006         2005
                                            ------------- ------------
                   ASSETS                         (In thousands)

Current assets:
Cash and cash equivalents                        $11,402        7,231
Accounts receivable                              119,918      178,124
Derivative instruments                            37,499          941
Deferred tax assets                                    -       77,346
Other current assets                              34,588       52,283
                                            ------------- ------------
 Total current assets                            203,407      315,925

Net property and equipment                     2,727,561    3,200,018

Derivative instruments                            19,413            -
Goodwill                                          86,880       87,072
Other assets                                      34,108       42,531
                                            ------------- ------------
                                              $3,071,369    3,645,546
                                            ============= ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                $231,150      312,076
Accrued interest                                  18,242        4,260
Derivative instruments                            14,781      151,678
Asset retirement obligations                       1,800       33,329
Deferred income taxes                              4,183            -
Other current liabilities                         14,745       21,573
                                            ------------- ------------
 Total current liabilities                       284,901      522,916

Long-term debt                                 1,096,076      884,807
Asset retirement obligations                      58,948      178,225
Other liabilities                                 43,436       45,691
Deferred income taxes                            180,800      329,385
                                            ------------- ------------
 Total liabilities                             1,664,161    1,961,024

Shareholders' equity:
Common stock                                       6,293        6,455
Capital surplus                                1,211,519    1,529,102
Retained earnings                                106,947      217,293
Accumulated other comprehensive income
 (loss)                                           82,449      (18,220)
Treasury stock, at cost                                -      (50,108)
                                            ------------- ------------
 Total shareholders' equity                    1,407,208    1,684,522
                                            ------------- ------------
                                              $3,071,369    3,645,546
                                            ============= ============




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                                      Three Months Ended September 30,
                                      --------------------------------
                                           2006             2005
                                      ---------------- ---------------
                                      (In thousands, except per share
                                                  amounts)
Revenue:
Oil and gas sales:
Natural gas                                   $90,296         156,070
Oil, condensate, and natural gas
 liquids                                      110,624         110,080
                                      ---------------- ---------------
Total oil and gas sales                       200,920         266,150
Marketing, processing, and other                1,919           2,086
                                      ---------------- ---------------
 Total revenue                                202,839         268,236

Operating expenses:
Lease operating expense                        34,963          51,576
Production and property taxes                   8,974          10,914
Transportation costs                            5,494           4,597
General and administrative (including
 stock-based compensation of $1,573
 and $144, respectively)                       10,548           9,847
Depreciation and depletion                     62,505          91,029
Accretion of asset retirement
 obligations                                    1,226           4,352
Impairment and other                                -           4,002
                                      ---------------- ---------------
 Total operating expenses                     123,710         176,317
                                      ---------------- ---------------
       Earnings from operations                79,129          91,919
                                      ---------------- ---------------

Other income and expense:
Interest expense                               19,122          15,664
Unrealized (gains) losses on
 derivative instruments, net                  (77,914)         72,095
Realized losses on derivative
 instruments, net                              12,883              38
Other (income) expense, net                      (184)            341
                                      ---------------- ---------------
 Total other income and expense               (46,093)         88,138
                                      ---------------- ---------------

       Earnings before income taxes           125,222           3,781
Income tax expense:
Current                                          (743)           (203)
Deferred                                       49,031             719
                                      ---------------- ---------------
 Total income tax expense                      48,288             516
                                      ---------------- ---------------

       Net earnings                           $76,934           3,265
                                      ================ ===============

Weighted average number of common
 shares outstanding:
Basic                                          62,250          61,946
                                      ================ ===============
Diluted                                        63,484          63,140
                                      ================ ===============

Basic net earnings per common share             $1.24            0.05
                                      ================ ===============

Diluted net earnings per common share           $1.21            0.05
                                      ================ ===============




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
                                                     (In thousands)
Cash flows from operating activities:
Net earnings                                        $76,934     3,265
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
 Depreciation and depletion                          62,505    91,029
 Accretion of asset retirement obligations            1,226     4,352
 Unrealized (gains) losses on derivative
  instruments, net                                  (77,914)   72,095
 Unrealized foreign currency exchange loss              766         -
 Deferred income tax expense                         49,031       719
 Stock-based compensation                             1,573       144
 Other, net                                          (2,613)    2,387

 Changes in operating assets and liabilities:
 Accounts receivable                                 14,904   (21,390)
 Other current assets                                (4,133)   (5,280)
 Accounts payable                                    18,101    34,894
 Accrued interest and other current liabilities       9,084    10,794
                                                   --------- ---------
  Net cash provided by operating activities         149,464   193,009

Cash flows from investing activities:
Capital expenditures                               (135,732) (154,731)
Proceeds from sales of assets                            12    17,231
Other, net                                              155       774
                                                   --------- ---------
  Net cash used by investment activities           (135,565) (136,726)

Cash flows from financing activities:
Proceeds from bank borrowings                       821,020   472,047
Repayments of bank borrowings                      (810,310) (537,000)
Decrease in bank overdrafts                         (20,105)        -
Proceeds from the exercise of options and warrants
 and employee stock purchases                         1,471     3,353
Other, net                                              (22)   (2,045)
                                                   --------- ---------
  Net cash used by financing activities              (7,946)  (63,645)

Effect of exchange rate changes on cash                  (7)      (97)
                                                   --------- ---------

Net increase (decrease) in cash and cash
 equivalents                                          5,946    (7,459)
Cash and cash equivalents at beginning of period      5,456    14,048
                                                   --------- ---------
Cash and cash equivalents at end of period          $11,402     6,589
                                                   ========= =========



    CONTACT: Forest Oil Corporation
             Patrick J. Redmond, 303-812-1441
             Director - Investor Relations